Exhibit 99.1
Reynolds Consumer Products Reports Fourth Quarter and Full Year 2024 Financial Results; Provides 2025 Outlook

Net Income Grew 18% on Improved Margins

Retail Volumes Accelerated in Q4

Investing Strong Cash Flow in Future Revenue Growth and Additional Margin Expansion
LAKE FOREST, IL, February 5, 2025 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (the “Company”) (Nasdaq: REYN) today reported financial results for the fourth quarter and fiscal year ended December 31, 2024.
Fiscal Year 2024 Highlights
•Net Revenues of $3,695 million vs. $3,756 million in 2023
◦Retail Net Revenues of $3,518 million vs. $3,559 million in 2023
◦Non-Retail Net Revenues, which comprises aluminum sales to food service and industrial customers, of $177 million vs. $197 million in 2023
•Net Income and Adjusted Net Income of $352 million vs. $298 million in 2023
•EBITDA and Adjusted EBITDA of $678 million vs. $636 million in 2023
•Earnings Per Share and Adjusted Earnings Per Share of $1.67 vs. $1.42 in 2023
•Operating Cash Flow of $489 million; 72% conversion of Adjusted EBITDA

Retail volume decreased 1% for the year driven by a one-point headwind from product portfolio optimization.

Net Income increased 18% to $352 million. Adjusted EBITDA increased 7% to $678 million driven by lower operational costs, partially offset by the impact of lower Net Revenues. Net Income increased as a result of the same factors as well as lower interest expense.

The Company reduced Net Debt Leverage1 from 2.7x on December 31, 2023 to 2.3x on December 31, 2024, within the stated target leverage range of 2.0 to 2.5x.

“Our retail volume accelerated in the fourth quarter, and we have the team, business model and resources to drive strong growth, further margin expansion and consistently attractive shareholder returns,” said Scott Huckins, President and Chief Executive Officer. “Reynolds and Hefty are very strong brands, and we enter 2025 committed to executing new and existing programs to realize even more of RCP’s potential.”

1Net Debt is defined as current portion of long-term debt plus long-term debt less cash and cash equivalents. Net Debt Leverage is defined as Net Debt divided by Trailing Twelve Months Adjusted EBITDA. See “Use of Non-GAAP Financial Measures” for additional information.

Fourth Quarter 2024 Highlights
•Net Revenues of $1,021 million vs. $1,007 million in Q4 2023
◦Retail Net Revenues of $975 million vs. $972 million in Q4 2023
◦Non-Retail Net Revenues of $46 million vs. $35 million in Q4 2023
•Net Income and Adjusted Net Income of $121 million vs. $137 million in Q4 2023
•EBITDA and Adjusted EBITDA of $213 million vs. $238 million in Q4 2023
•Earnings Per Share and Adjusted Earnings Per Share of $0.58 vs. $0.65 in Q4 2023

Retail volume grew 1%, consistent with overall category performance, accelerated in all four business units and included a one-point headwind from product portfolio optimization.

Net Income decreased 12% to $121 million. Adjusted EBITDA decreased 11% to $213 million driven by the anticipated higher operational costs and lower pricing. Net Income decreased as a result of the same factors, partially offset by lower interest expense. Fourth quarter 2023 earnings were a company record and disproportionately contributed to the full year result relative to history.

Reynolds Cooking & Baking
•Net Revenues increased $17 million to $374 million reflecting retail and non-retail growth
•Adjusted EBITDA decreased $7 million to $82 million

Retail volume increased 3%, which included a one-point headwind from product portfolio optimization, driven by Reynolds Wrap share gains and growth of Reynolds Kitchens products.

The Adjusted EBITDA decrease was driven by higher operational costs and lower pricing, partially offset by the benefit of higher volume.

Hefty Waste & Storage
•Net Revenues increased $8 million to $245 million
•Adjusted EBITDA decreased $5 million to $68 million

Retail volume increased 3% with Hefty Waste & Storage outperforming its categories. Hefty Fabuloso® waste bags, Hefty Press to Close food bags and other new products continued to deliver strong growth while expanding distribution.

The Adjusted EBITDA decrease was driven by higher operational costs, partially offset by the benefit of higher volume.

Hefty Tableware
•Net Revenues decreased $8 million to $251 million
•Adjusted EBITDA decreased $6 million to $52 million

Retail volume decreased 2% as lower foam plate volume more than offset modest growth of other tableware products. Volume excluding foam plates outperformed its categories.

The Adjusted EBITDA decrease was driven by lower net revenues and higher operational costs.
Presto Products
•Net revenues were unchanged at $153 million
•Adjusted EBITDA decreased $4 million to $30 million

Retail volume was unchanged, which included a one-point headwind from product portfolio optimization.

The Adjusted EBITDA decrease was driven by higher operational costs.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $137 million at December 31, 2024, and debt was $1,686 million resulting in net debt of $1,549 million, which resulted in Net Debt Leverage of 2.3x on December 31, 2024.

Operating cash flow of $489 million for the year ended December 31, 2024 was driven by strong profitability and disciplined working capital management.

Capital expenditures were $120 million for the year ended December 31, 2024 compared to $104 million in the prior year, reflecting increased investment in automation and other cost savings programs to drive margin expansion and support additional growth.

Subsequent to quarter end, the Company made a voluntary principal payment of $50 million on its term loan facility.
“The strength of our balance sheet, cash flows and capital allocation discipline position us very well for increased investment, growth and profitability,” said Nathan Lowe, Chief Financial Officer. “We are applying our returns-based framework to a robust pipeline of product innovation and cost savings programs, and we look forward to unlocking even more of RCP’s potential in 2025 and over the long-term.”

Fiscal Year 2025 and First Quarter 2025 Outlook2
Full-year 2025 Net Revenues are expected to be down low single digits versus 2024 Net Revenues of $3,695 million, with retail volume at or above category performance. Full-year 2025 Adjusted EBITDA is expected to be between $670 million and $690 million. Full-year Adjusted EPS is expected to be $1.61 to $1.68.
First quarter 2025 Net Revenues are expected to be down low single digits versus first quarter 2024 Net Revenues of $833 million which considers the Easter timing shift. First quarter 2025 Adjusted EBITDA is expected to be approximately $115 million to $120 million. First quarter Adjusted EPS is expected to be $0.22 to $0.24.

Full-year 2025 Adjusted EBITDA and Adjusted EPS reflect the following estimated adjustments from Net Income: depreciation and amortization of approximately $130 million and $25 million to $35 million of pre-tax costs related to CEO transition and other investments in certain strategic initiatives.

Quarterly Dividend
The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on February 28, 2025, to shareholders of record as of February 14, 2025.

Earnings Webcast

The Company will host a live webcast this morning at 7:00 a.m. CT (8:00 a.m. ET). A link to the webcast and all related earnings materials will be available on the Company’s Investor Relations website at https://investors.reynoldsconsumerproducts.com.

About Reynolds Consumer Products Inc.
Reynolds Consumer Products is a leading provider of household products that simplify daily life so consumers can enjoy what matters most. With a presence in 95% of households across the United States, Reynolds Consumer Products manufactures and sells products that people use in their homes across three broad categories: cooking, waste and storage, and disposable tableware. Iconic brands include Reynolds Wrap® aluminum foil and Hefty® tableware and trash bags, in addition to dedicated store brands which are strategically important to retail customers. Overall, Reynolds Consumer Products holds the No. 1 or No. 2 U.S. market share position in the majority of product categories it serves. For more information, visit https://investors.reynoldsconsumerproducts.com.
2The Company is not able to quantify certain other items that will be excluded from forward-looking Adjusted EBITDA and Adjusted EPS without reasonable efforts due to uncertainties and potential variability of those items. Such unavailable information is not expected to have a significant impact on the Company’s future GAAP financial results.

Forward Looking Statements
This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our first quarter and fiscal year 2025 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “intends,” “outlook,” “forecast”, “position”, “committed,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “model”, “assumes,” “confident,” “look forward,” “potential” “on track”, or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth and recovery of profitability, management of costs and other disruptions and other strategies, and anticipated trends in our business, including expected levels of commodity costs and volume. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q.
For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Investor Contact
Mark Swartzberg
Mark.Swartzberg@reynoldsbrands.com
(847) 482-4081

Reynolds Consumer Products Inc.
Consolidated Statements of Income
(amounts in millions, except for per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net revenues	$1,000	$985	$3,618	$3,673
Related party net revenues	21	22	77	83
Total net revenues	1,021	1,007	3,695	3,756
Cost of sales	(741)	(698)	(2,717)	(2,814)
Gross profit	280	309	978	942
Selling, general and administrative expenses	(100)	(103)	(429)	(430)
Other expense, net	—	—	—	—
Income from operations	180	206	549	512
Interest expense, net	(22)	(28)	(98)	(119)
Income before income taxes	158	178	451	393
Income tax expense	(37)	(41)	(99)	(95)
Net income	$121	$137	$352	$298

Earnings per share
Basic	$0.58	$0.65	$1.68	$1.42
Diluted	$0.58	$0.65	$1.67	$1.42

Weighted average shares outstanding:
Basic	210.2	210.0	210.1	210.0
Diluted	210.9	210.0	210.4	210.0

Reynolds Consumer Products Inc.
Consolidated Balance Sheets
As of December 31
(amounts in millions, except for per share data)

	2024	2023
Assets
Cash and cash equivalents	$137	$115
Accounts receivable, net	337	347
Other receivables	7	7
Related party receivables	6	7
Inventories	567	524
Other current assets	47	41
Total current assets	1,101	1,041
Property, plant and equipment, net	758	732
Operating lease right-of-use assets, net	90	56
Goodwill	1,895	1,895
Intangible assets, net	972	1,001
Other assets	57	55
Total assets	$4,873	$4,780
Liabilities
Accounts payable	$319	$219
Related party payables	34	34
Current operating lease liabilities	20	16
Income taxes payable	5	22
Accrued and other current liabilities	161	187
Total current liabilities	539	478
Long-term debt	1,686	1,832
Long-term operating lease liabilities	73	42
Deferred income taxes	342	357
Long-term postretirement benefit obligation	14	16
Other liabilities	77	72
Total liabilities	$2,731	$2,797
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210.2 shares issued and outstanding	—	—
Additional paid-in capital	1,413	1,396
Accumulated other comprehensive income	35	50
Retained earnings	694	537
Total stockholders’ equity	2,142	1,983
Total liabilities and stockholders’ equity	$4,873	$4,780

Reynolds Consumer Products Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31
(amounts in millions)

	2024	2023
Cash provided by operating activities
Net income	$352	$298
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	129	124
Deferred income taxes	(11)	(5)
Stock compensation expense	19	14
Change in assets and liabilities:
Accounts receivable, net	11	—
Other receivables	1	7
Related party receivables	1	—
Inventories	(42)	198
Accounts payable	95	(31)
Related party payables	—	(12)
Income taxes payable / receivable	(17)	9
Accrued and other current liabilities	(26)	42
Other assets and liabilities	(23)	—
Net cash provided by operating activities	489	644
Cash used in investing activities
Acquisition of property, plant and equipment	(120)	(104)
Acquisition of business	—	(6)
Net cash used in investing activities	(120)	(110)
Cash used in financing activities
Repayment of long-term debt	(150)	(262)
Dividends paid	(192)	(192)
Other financing activities	(4)	(3)
Net cash used in financing activities	(346)	(457)
Effect of exchange rate changes on cash and cash equivalents	(1)	—
Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	22	77
Balance as of beginning of the year	115	38
Balance as of end of the year	$137	$115

Cash paid:
Interest – long-term debt, net of interest rate swaps	98	114
Income taxes	125	90

Reynolds Consumer Products Inc.
Segment Results
(amounts in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated(1)	Total
Revenues
Three Months Ended December 31, 2024	$374	$245	$251	$153	$(2)	$1,021
Three Months Ended December 31, 2023	357	237	259	153	1	1,007
Year Ended December 31, 2024	1,247	959	918	596	(25)	3,695
Year Ended December 31, 2023	1,273	942	967	593	(19)	3,756
Adjusted EBITDA
Three Months Ended December 31, 2024	$82	$68	$52	$30	$(19)	$213
Three Months Ended December 31, 2023	89	73	58	34	(16)	238
Year Ended December 31, 2024	222	272	147	130	(93)	678
Year Ended December 31, 2023	184	261	174	112	(95)	636
(1)The unallocated net revenues include elimination of inter-segment revenues and other revenue adjustments. The unallocated Adjusted EBITDA represents the combination of corporate expenses which are not allocated to our segments and other unallocated revenue adjustments.

Components of Change in Net Revenues for the Three Months Ended December 31, 2024 vs. the Three Months Ended December 31, 2023

	Price	Volume/Mix		Total
		Retail	Non-Retail
Reynolds Cooking & Baking	(1)%	3%	3%	5%
Hefty Waste & Storage	—%	3%	—%	3%
Hefty Tableware	(1)%	(2)%	—%	(3)%
Presto Products	—%	—%	—%	—%
Total RCP	(1)%	1%	1%	1%

Components of Change in Net Revenues for the Twelve Months Ended December 31, 2024 vs. the Twelve Months Ended December 31, 2023

	Price	Volume/Mix		Total
		Retail	Non-Retail
Reynolds Cooking & Baking	—%	(1)%	(1)%	(2)%
Hefty Waste & Storage	1%	1%	—%	2%
Hefty Tableware	(2)%	(3)%	—%	(5)%
Presto Products	1%	—%	—%	1%
Total RCP	(1)%	(1)%	—%	(2)%

Use of Non-GAAP Financial Measures
We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” “Net Debt,” “Net Debt to Trailing Twelve Months Adjusted EBITDA,” “Free Cash Flow,” and “Conversion of Adjusted EBITDA” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude IPO and separation-related costs, as well as other non-recurring costs. We define Adjusted Net Income and Adjusted Earnings Per Share (“Adjusted EPS”) as Net Income and Earnings Per Share (“EPS”) calculated in accordance with GAAP, plus IPO and separation-related costs, as well as other non-recurring costs.  We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents. We define Net Debt to Trailing Twelve Months Adjusted EBITDA as Net Debt (as defined above) as of the end of the period to Adjusted EBITDA (as defined above) for the period. We define Free Cash Flow as net cash provided by operating activities in the period minus the acquisition of property, plant and equipment in the period. We define Conversion of Adjusted EBITDA as the ratio of net cash provided by operating activities in the period to Adjusted EBITDA (as defined above) for the period, expressed as a percentage.
We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental measures to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity. We use Net Debt to Trailing Twelve Months Adjusted EBITDA because it reflects our ability to service our debt obligations. We use Free Cash Flow because it measures our ability to generate additional cash from our business operations. We present Conversion of Adjusted EBITDA as it measures our management of working capital and profit conversion to cash. Accordingly, we believe presenting these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.
Guidance for fiscal year and first quarter 2025, where adjusted, is provided on a non-GAAP basis. While the Company is providing estimated amounts for certain of the expected adjustments in this release, the Company cannot provide full reconciliations for its expected first quarter and fiscal year 2025 Adjusted EBITDA and Adjusted EPS to expected Net Income and expected EPS under “Fiscal Year 2025 and First Quarter 2025 Outlook” without unreasonable effort because certain items that impact Net Income and EPS and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time, which unavailable information is not expected to have a significant impact on the Company’s GAAP financial results.
Please see reconciliations of non-GAAP measures used in this release (with the exception of our first quarter 2025 Adjusted EBITDA and Adjusted EPS outlook, as described above) to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(amounts in millions)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2024	2023	2024	2023
	(in millions)		(in millions)
Net income – GAAP	$121	$137	$352	$298
Income tax expense	37	41	99	95
Interest expense, net	22	28	98	119
Depreciation and amortization	33	32	129	124
EBITDA and Adjusted EBITDA (Non-GAAP)	$213	$238	$678	$636

Reynolds Consumer Products Inc.
Reconciliation of Total Debt to Net Debt and Calculation of Net Debt to Trailing Twelve Months Adjusted EBITDA
(amounts in millions, except for Net Debt to Trailing Twelve Months Adjusted EBITDA)

As of December 31, 2024
Current portion of long-term debt	$—
Long-term debt	1,686
Total debt	1,686
Cash and cash equivalents	(137)
Net debt (Non-GAAP)	$1,549
For the twelve months ended December 31, 2024
Adjusted EBITDA (Non-GAAP)	$678

Net Debt to Trailing Twelve Months Adjusted EBITDA	2.3x

As of December 31, 2023
Current portion of long-term debt	$—
Long-term debt	1,832
Total debt	1,832
Cash and cash equivalents	(115)
Net debt (Non-GAAP)	$1,717
For the twelve months ended December 31, 2023
Adjusted EBITDA (Non-GAAP)	$636

Net Debt to Trailing Twelve Months Adjusted EBITDA	2.7x
Reynolds Consumer Products Inc.
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(amounts in millions)

	For the Years Ended December 31
	2024	2023
Net cash provided by operating activities	$489	$644
Acquisition of property, plant and equipment	(120)	(104)
Free cash flow	$369	$540